Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

PURCHASE AGREEMENT

Buyer’s Name and Address:

PREMIER PACKAGING CORP.

6 Framark Drive

VICTOR, NY 14564

Buyer’s Ship-to Address:

PREMIER PACKAGING CORP.

6 Framark Drive

VICTOR, NY 14564

(The address listed above under “Buyer’s Name and Address” shall hereinafter mean “Buyer’s Facility” unless a different address is listed above under “Buyer’s Ship to Address” in which event “Buyer’s Ship to Address” shall hereinafter mean “Buyer’s Facility”.)

Bobst North America Inc. located at 146 Harrison Avenue, Roseland, NJ 07068 (“Seller”) hereby agrees to sell and Buyer hereby agrees to purchase the equipment described in this Agreement (the “Equipment”) in accordance with the provisions of this Agreement.

This Agreement Includes the Following Attachments:

Schedule A………………………......(Detailed description of standard and optional Equipment)

Schedule B…………………………..(Detailed description of services)

General Terms and Conditions

Technical Data Sheet………………..(Specific information about Buyer’s Facility, etc.)

Purchase Agreement	Page 1 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

The Equipment is described as follows:

The standard Equipment components and all options listed in the preceding Equipment Configuration Summary are described in greater detail in Schedule A. Seller reserves the right to supply the Equipment from any of its manufacturing affiliates located throughout the world.

Purchase Agreement	Page 2 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

Delivery Term and Included Installation / Training Services:

The delivery term applicable to this Agreement is DDP Buyer’s Plant Floor (Incoterms 2010). Schedule B includes information regarding transfer of ownership and risk of loss; a detailed description of the delivery terms; installation and training services; additional service terms that are incorporated herein; and any other specific terms not covered by Incoterms rules.

Total Special Purchase Price (THIS PRICE EXCLUDES ANY APPLICABLE TAXES AND IS NOT FINAL.)	$849,000.00

Note: If any of the foregoing prices are manually changed, then such changes must be initialed and dated by both Buyer and Seller to be valid.

Purchase Agreement	Page 3 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

Estimated Delivery Date:

The estimated delivery date for the Equipment, subject to prior sale, is to be advised. The delivery date applicable to this Agreement shall be based upon Seller’s factory manufacturing program at the time Seller receives the following items from Buyer:

1)	A copy of this Agreement signed by Buyer without modification; and
2)	Buyer’s down payment as required under the Terms of Payment stated herein.

Upon Seller’s receipt of the aforementioned items, Seller shall obtain a more definitive delivery date from the factory and communicate that date in writing to Buyer.

In addition, Buyer must provide Seller with the fully completed Technical Data Sheet, a copy of which is attached hereto, no later than five (5) days after Buyer’s execution of this Agreement. Buyer’s failure to deliver the Technical Data Sheet to Seller within this timeframe may result in a delay in delivery of the Equipment to Buyer.

Price and Delivery Condition:

The prices and delivery schedule contained herein are subject to change if Seller has not received a copy of this Agreement signed by Buyer no later than End of Business, Friday, November 30, 2018.

Any change(s) to the specification of the Equipment after this Agreement has been executed by Buyer may result in additional costs to Buyer as well as a delay in the delivery of the Equipment to Buyer. No changes shall be binding unless agreed to in writing by both parties.

Terms of Payment:

40% of the Total Final Purchase Price is due and payable upon Buyer’s execution of this Agreement.

50% of the Total Final Purchase Price is due and payable upon Buyer’s receipt of Seller’s notice / invoice confirming the shipping date of the Equipment from Seller’s factory of origin (or from other identified location).

10% of the Total Final Purchase Price is due and payable on such date that Seller completes the installation and demonstrates that the Equipment is capable of producing commercially saleable product.

NOTE: Flexible financing/leasing programs are available through Seller. For more information, contact John Torchia at 1-888-226-8800, ext. 2048.

Purchase Agreement	Page 4 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

Taxes:

At the time of delivery of the Equipment to Buyer, Seller shall invoice Buyer for the required sales tax applicable in Buyer’s state. Buyer will be obligated to pay Seller directly for such tax, unless Buyer provides Seller with documentation (prior to delivery of the Equipment) stating an alternative way in which the sales tax will be handled. Buyer shall, therefore, initial one of the following with regard to its sales tax status:

_____________	By initialing here, Buyer states that it will not pay Seller directly for state sales tax and has attached one of the following documents as the reason therefor: Tax Exemption Certificate, Resale Exemption Certificate, Self-Pay Certificate, or other.

_____________	By initialing here, Buyer states that it is not exempt from and shall pay Seller directly for state sales tax.

Purchase Agreement	Page 5 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

General Terms and Conditions:

Seller’s General Terms and Conditions (“Terms and Conditions”) are attached hereto and incorporated herein.

The undersigned hereby indicate their acceptance and approval of the contents of this Agreement.

Buyer’s Full Exact Legal Company Name:	Premier Packaging Corp.

Buyer’s State of Organization:	New York

Signature on behalf of Buyer:	/s/ Philip Jones

Print Name:	Philip Jones

Title:	CFO

Date:	11-28-18

ACCEPTED:

BOBST NORTH AMERICA INC.

By:	/s/ John Torchia

Title:	Director of Commercial Operations

Date:	12-6-18

By:	/s/ Alex Gigon

Title:	Director of Parts and Services

Date:	12-7-18

Purchase Agreement	Page 6 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

EXPERTFOLD 110 A2

The basic machine is designed for processing:

- Straight-line boxes with prebreaking of 1st and 3rd crease

- Standard crash-lock bottom boxes with prebreaking of 1st and 3rd crease

Standard Equipment

FEEDER

-	Total length: 1320 mm
-	ACCUFEED device
8	Feed conveyors with 30 mm wide belt with 4 built-in mechanical vibrating device
1	Thickness gauge
Thickness gauge with lateral and lengthwise setting and upper roller track
1	Additional thickness gauge
With lateral and lengthwise setting and upper roller tracks
2	Side guides in two parts
Asymmetrical and adjustable in length
Maximum blanks pile height: 350 mm
-	Set of rear guides for blanks support
2	Lower conveyors with 25 mm belts width and upper roller tracks
For perfect blank alignment
1	Motor controlled by frequency variator
To drive the feed belts and to put in or out of operation
1	Left hand prebreaker 90° for the glue flap

PREBREAKER

-	Total length: 2300 mm
1	Lower left conveyor with 43 mm belt width
1	Lower right conveyor with 25 mm belt width
1	Set of upper conveyors with 25 mm belt width and lifting device
1	Left-hand prebreaker without belt with built-in pressing device
Max. width of the glue flap: 30 mm
1	Reopening guide
1	Right-hand prebreaker with 30 mm belt width
Including a system to set the prebreaking angle
1	Lower central supporting guide

CRASH-LOCK BOTTOM MODULE

-	Total length: 1500 mm
For folding and gluing of standard or reinforced crash-lock bottom boxes with prebreaking of 1st and 3rd crease
-	Lower conveyor with 25 mm belt width
-	Upper transport (left and right) with 25 mm wide belt adjustable in machine running direction
-	Set of hooks, helical folding guides
-	Lower central supporting guides
-	Requires: 1 upper extrusion station, see tariff HHS / J-010

Schedule A	Page 7 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

GLUING UNIT

1	Lower left-hand gluing unit with wheel and double scraper
1	Removable glue basin
1	Upper guide with pressure roller
1	Refill bottle
-	Glue track sizes available: 2; 3; 4; 5; 7; 10; 15 mm

FOLDING SECTION

-	Total length: 3060 mm
2	Lower conveyors with 25 mm belt width
1	Upper conveyors with 25 mm belt width
2	Folding belts width (2x 10mm / 2x 15mm / 2x 30mm)
-	Adjustable pressure rollers
2	Speed variators for folding belts
2	Integrated left and right hand belt lifting devices
For folding boxes with protruding flap
1	Lower central supporting guides
In case of central conveyor the lower guide is not delivered

TRANSFER

-	Total length: 1400 mm
2	Lower and upper conveyors, adjustable in length, with 25 mm belts width
With automatic correction system of belt tension
1	Vertical setting system of upper and lower conveyor outlet
1	Safety sensor with flexible contact
-	Independent drive motor controlled by frequency variator

DELIVERY

-	RE-03
-	Total length: 4435 mm
-	Pressure length: 2550 mm
-	Apron width: 900 mm
1	Automatic pressure system adjustable through pneumatic cylinders
2 independent setting zones
1	Automatic guiding and lateral correction system of lower and upper aprons
2	Infeed devices with 30 mm belts width
1	Box stream regulator
1	Control for temporary delivery acceleration
1	Command panel independent from the folder-gluers
1	Drum motors controlled through a frequency variator
With automatic system for speed control according to space between blanks, in order to keep regular box stream spaces

BOBST ELECTRONIC SYSTEM

-	Control cabinet(s) housing electric and electronic equipment
1	Central microprocessor operator/machine interface, type CUBE (Control Unit Bobst Electronic) is an electronic system for the management of all machine functions
Composed of:

- Touch screen 15” color screen
- Display of the belts references
- Memorize up to 5’000 jobs for options CS (A-006), CSM (A-007) et Matic (L-011)
- Formats diagram for VISIONFOLD 50-80-110 CS (A-006) & CSM (A-007), EXPERTFOLD 50-80-110 CS (A-006) & CSM (A-007), EXPERTFOLD 170-230-300-350 Matic (L-011) and MASTERFOLD 75-110-170-230-300-350 Matic (L-011)
- Technical documentation

Schedule A	Page 8 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

- Interface Baumerhhs (for DX-029 only)
1	Counting device
With a pneumatic kicker
-	Remote control box
-	Auxiliary control desks situated at the feeder and at the delivery
1	Induction motor with frequency variator
-	Connect ready (CR) necessary material for the e-Services connectivity of the machine
-	In accordance with the standard IEC/EN 60204-1. Motors meet the standard IEC 60034-30-1, efficiency classes IE2 and IE3

COMPLIANCE TO DIRECTIVES AND STANDARDS

-	Folder-gluers are machines accompanied by an EC Declaration of Conformity as well as a CE marking on the equipment.
-	Delivery section of folder-gluers are interchangeable equipment accompanied by an EC Declaration of Conformity as well as a CE marking on the equipment.
-	Peripherals of folder-gluers are interchangeable equipment accompanied by an EC Declaration of Conformity as well as a CE marking on the equipment.
-	Peripherals able to work on their own are machines accompanied by an EC Declaration of Conformity as well as a CE marking on the equipment.
-	Complete lines exclusively equipped with machine(s) and interchangeable equipment are delivered without any Line EC Declaration of Conformity.
-	In case of integration under Bobst’s responsibility of one or several partly completed machines in complete lines, a Line EC Declaration of Conformity is provided.
-	Relevant NFPA and UL standards are taken into account when designing Bobst machines.
-	Special requirements not being part of CE compliance but specific to national, local and/or customer’s regulation are not included in the machine price and are subject to detailed study.
-	Additional specifications must be clearly defined and approved by all parties prior to installation.

Schedule A	Page 9 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

Included Options

1	A-006	CS C.U.B.E set

System for programming and memorization of boxes

Consists of: software installed in the C.U.B.E. and a set of digital positioning indicators for the main elements

Allows the introduction and the memorization of the blank sizes

The system automatically calculates at which position the elements must be placed

The value and the direction of the displacement are displayed on the position indicators

1	A-015	Extra extended delivery

- Total length: 6535 mm
- Pressure length: 4650 mm
Replaces the standard version. It is composed of the same elements.

4	B-005	Device for prebreaking or folding

Enables one or several pre-breaking and folding operations

The price of this position is to be multiplied by the total number of operations to be carried out

1	B-046	Device for 4 corners (with and without lid) and 6 corners boxes with continuous feeding

- 1 set of rotary hooks driven by electronic servo-motors. The hook trajectory is automatically set up according to the size of rear flaps

- 1 device for the vertical setting of the rotary hook axis according to the size of the rear flaps and for putting the rotary hooks in and out of function

- 1 set of hooks, folding helical guides and guides

- 1 auxiliary folder total length of 900 mm with a folding belt of 30 mm

- 1 set of flexible guides for folding devices

Option recommended: F-034

Requires: upper extrusion station / F-001 / F-005 / FA-001 / FA-005 / F-020 / J-010

Remark: maximum production speed 28’000 b/h according to the size and board quality

1	EA-010	Additional feed belt

Belt conveyor with 30 mm belt width.

Improves feeding of large-size blanks

1	EA-015	Electric pile vibrator

For the rear pile guides. Improves the feeding of blanks which are sticking to each other

1	EA-020	Dust blower system

8 air nozzles with central regulator for pressure setting. To remove dust from feed belts, thus ensuring good contact of blanks on belts

1	EA-025	Blank suction device

Vacuum chamber for the 2 perforated feed belts with suction pump to ensure better contact of blanks on the belts, thus improving the feeding of slippery blanks, of heavy solid board and corrugated board

1	EA-026	2 additional belts for suction device

Vacuum chamber for the 2 perforated feed belts to ensure better contact of blanks on the belts, thus improving the feeding of slippery blanks, of heavy solid board and corrugated board

Requires: EA-025

1	EA-030	Rotary brushes

8 rotary dust brushes. To take off dirt sticking on the belts, keeping them clean and thus ensuring good contact of blanks on belts

1	EA-035	Upper independent roller track

Improve the feeding of medium and large disproportionate blanks

Schedule A	Page 10 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

1	F-001	Lower central conveyor

With 25 mm belt width

1	F-005	Upper central conveyor outlet

With 25 mm belt width

Requires: F-001

1	F-020	Long upper right conveyor outlet

With 25 mm wide belt. To convey crash-lock bottom boxes, double wall boxes and record sleeves

1	F-034	Suction guides

For folding of composite flaps of 4 and 6 corner boxes

1	FA-001	Lower central conveyor

With 25 mm wide belt

To assure correct holding and conveying of disproportionate or large sized blanks

1	FA-005	Upper central conveyor

With 25 mm belt width

It ensures a perfect control of disproportionate medium or large-size blanks

Requires: FA-001

1	G-015	Central conveyors

Central lower and upper conveyors with 25 mm belt width

1	HA-001	Left and right-hand pressing units

Ensuring constant pressure on right and left creases

Recommended for double-wall boxes of heavy solid board

Compulsory for machine equipped with CARTONPACK

1	HB-006	Motorized system of transfer section

With motorized lengthwise setting of the left and right-hand lower transfer arms

1	J-010	Upper pressure belt

Pressure belt to ensure the gluing of boxes with irregular thickness

Necessary for crash-lock bottom boxes

1	J-014	Additional upper pressing belt

Additional pressing belt

Necessary for double wall boxes

Requires: J-010

1	K-012	Finger ejector (flipper ejector)

For ejecting all box types do not meet the quality control specifications

Consisting of fingers driven by electronically controlled pneumatic cylinder. The follow-up of the boxes is done by the HMI

2	N-047	Mechanical/electrical adaptation (1 set by new BOBST machine already installed)

Schedule A	Page 11 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

Technical Data

PNEUMATIC SPECIFICATIONS
Minimum pressure required: Dry air without oil	6 bar

AIR CONSUMPTION
Basic machine	7.5 m3/h

AIR CONSUMPTION: OPTIONS
B-060 Device for sleeves and envelopes	20 m3/h
K-015 Glue level control device	0.5 m3/h
KX-012 Code reader “Stand-Alone” Xtend series Baumerhhs	7 m3/h
(maximum machine speed 650 m/min)
KX-021 Lower glue line detection “Stand-Alone” Xtend series	10 m3/h
Baumerhhs (maximum machine speed 650 m/min)
KX-023 Code reader Xtend series hhs, in combination with lower	10 m3/h
glue line detection “Stand-Alone” Xtend series Baumerhhs
(maximum machine speed 650 m/min)
KY-005 ACCUCHECK MODULE	32 m3/h
DX-027 Glue application system without possibility of quality	5 m3/h
assurance (maximum machine speed 350 m/min.)
DX-029 Glue application system with possibility of quality	5 m3/h
assurance (maximum machine speed 550 m/min.)
EA-008 Air gauge with blower system	2 m3/h
EA-020 Dust blower system	25 m3/h
FJ-032 ACCUBRAILLE GT module right side	2 m3/h
FJ-042 ACCUBRAILLE GT module left side	2 m3/h
J-025 Infeed conveyor left and right with squaring device	15 m3/h
K-012 Finger ejector (flipper)	0.5 m3/h

PROCESSED MATERIALS
Solid board, up to	800 g/m2
Corrugated board (simple fluting)	N-F-E
Thickness of folded box, max.	12 mm	1/2”

SIZES: Standard boxes
Width min. Open blank	126 mm	5”
Width max. Open blank	1100 mm	43 1/4”
Length min.	60 mm	2 3/8”
Length max.	800 mm	31 1/2”
Width min. Boxes folded flat	60 mm	2 3/8”
Width max. Boxes folded flat	535 mm	21”

SIZES: Standard boxes with minimum folding device G-001
Width min. Open blank	76 mm	3”
Width min. boxes folded flat	35 mm	1 3/8”

SIZES: Crash-lock bottom boxes
Width min. Open blank	146 mm	5 3/4”
Width max. Open blank	1100 mm	43 1/4”
Length of the box body, min.	60 mm	2 3/8”
Length max.	800 mm	31 1/2”
Width min. Boxes folded flat	70 mm	2 3/4”
Width max. Boxes folded flat	535 mm	21”

Schedule A	Page 12 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

SIZES: 4-corner box without lid
Width min. Open blank	120 mm	4 /34”
Width max. Open blank	1100 mm	43 1/4”
Width max. Folding blank	890 mm	35”
Length min. Open blank	130 mm	5 1/8”
Length max. Open blank	800 mm	31 1/2”
Height min. of flap	20 mm	3/4”
Height max. of flap	150 mm	5 7/8”

SIZES: Boxes with 6-corner
Width min. Open blank	250 mm	9 7/8”
Width max. Open blank	1100 mm	43 1/4”
Length min. Open blank	130 mm	5 1/8”
Length max. Open blank	800 mm	31 1/2”
Height min. of flap	30 mm	1 1/8”
Height max. of flap	150 mm	5 7/8”

SIZES: Double-wall boxes for instant set-up
Width min. Open blank	126 mm	5”
Width max. Open blank	780 mm	30 3/4”
Length min.	126 mm	5”
Length max.	800 mm	31 1/2”
Width min. Boxes folded flat	70 mm	2 3/4”

SIZES: Record sleeves, pouches and envelopes (6-2-1)
Width min. Open blank	134 mm	5 1/4”
Width max. Open blank	760 mm	29 7/8”
Length min.	150 mm	5 7/8”
Length max.	800 mm	31 1/2”
Width min. Boxes folded flat	110 mm	4 3/8”
Width max. Boxes folded flat	700 mm	27 1/2”

DRIVE
Inching speed	20 m/Min.	65’/min
Continuous run adjustable between	20 - 450 m/Min.	65 - 1476’/min

INSTALLATION
Connected load	56 kVA
MAINS VOLTAGE	kW
- Three-phase supply
- Value: 400 V for 50 HZ, 480 V for 60 HZ
- Tolerance: +/- 5% of the nominal value
MAINS FREQUENCY
- Value: 50 or 60 HZ
- Tolerance: +/- 2%

PRECONDITIONS OF INSTALLATION (customer’s responsibility)	t
If shortages are foreseen on electrical network, or the working voltage variation is greater than +/-5%, or the SLT (grounding) is IT or
Corned grounded delta, or that severe weather conditions are frequent in the area (lightning), please contact our Technical Services.

TEMPERATURE
Ambient operation temperature for electrical cabinets and control panels	°C	°F
- Minimum temperature: +5° C (start-up)
- Maximum temperature: +40° C

HUMIDITY
AMBIENT HUMIDITY	t
- Value: 30 to 95% of relative humidity without condensation

WEIGHT
Net approx.	6000 kg	13230 lbs

REMARK

The above sizes are relative according to the ratio of the panels on the box. We do not guarantee that all boxes within the above sizes can be processed. If more information is needed then please request the document “box diagram”.

Characteristics given subject to modification.

Schedule A	Page 13 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

Schedule B to Purchase Agreement (the “Agreement”)

This Schedule B describes the following:

1. Buyer Responsibilities

2. Delivery Terms

3. Installation Services

4. Training of and Instructions for Buyer’s Personnel

5. Helpline Premium

Schedule B	Page 14 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

1. Buyer Responsibilities

If required for the installation or operation of the Equipment, the following items are the responsibility of the Buyer:

a)	minimum door opening of 8’ x 9’ and a loading dock with height of 48” to 52”

b)	any system that conveys material to or from the Equipment as exists at the time of installation or may be required by Buyer in the future (e.g., scissors lift tables, conveyors, palletizers, etc.);

c)	any squaring devices, tying equipment, unitizing equipment, conveyor system required to carry box bundles, etc.;

d)	any system required to dispose of water from the Equipment outlets;

e)	electrical, water and air supplies to the Equipment;

f)	any floor survey, foundation work and concrete work;

g)	any connections from Buyer’s glue containers to the Equipment pumps.

h)	proper glue (with the proper viscosity) for glue system purchased by Buyer:

- for standard contact glue system: typically 1,500 to 2,000 cps

- for optional non-contact glue system: typically 800 to 1,000 cps

i)	adequate clearance, floor loading capacity and elevator service, if required, for delivery of the Equipment to Buyer’s Facility; all site preparation for the Equipment including, without limitation, sufficient floor load capacity, foundation, electrical service and wiring and utilities; and environmental conditions including, but not limited to, lighting, moisture control, air conditioning, heating and noise control required for the proper operation of the Equipment.

Seller shall furnish Buyer with maintenance and operating instructions so that the Equipment may be properly operated and maintained. These instructions shall include recommended lubricants, frequency of lubrication required for various parts, normal adjustments to be made, frequency of adjustments, and the like. Buyer shall comply with the operating and maintenance instructions.

Schedule B	Page 15 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

2. Delivery Terms

The Agreement shall be governed by one of the following Incoterms 2010 delivery terms. The specific one applicable to the Agreement is declared in the Agreement. The information following each of the delivery terms hereinafter listed addresses title transfer, risk of loss and certain delivery costs. For complete Incoterms 2010 rules, including export and import responsibilities where applicable, the parties shall refer to the Incoterms 2010 rules published by the International Chamber of Commerce.

DDP Delivered Duty Paid (Buyer’s plant floor named in Agreement) Incoterms 2010

Delivery is made; title to the Equipment transfers to Buyer; and Buyer bears all risk of loss of or damage to the Equipment when Seller places/rigs the Equipment at the final installation site on Buyer’s plant floor ready for installation. Seller will pay all transportation costs involved in bringing the Equipment to the Buyer’s plant floor including standard packing for normal shipment, marine cargo insurance, obtaining any export and import license or other official authorization, and carrying out all customs formalities for the import of the Equipment. Seller’s services under this delivery term also include uncrating, unpacking and removing Equipment from skids, as required; lining up and leveling of the Equipment on foundation or rails, as applicable; and removal of any crating from Equipment installation site to on-site dumpster(s) to be provided by Buyer.

If Seller determines that Buyer has any special transportation and/or rigging requirements including, but not limited to: no loading dock, non-standard loading dock, inadequate door openings, non-ground floor installation, special packing and removal/relocation of existing equipment, and such special requirements were not included by Seller in calculating the price for the delivery term included in the Agreement, then any additional costs incurred shall be the responsibility of Buyer.

Schedule B	Page 16 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

3. Installation Services

If Buyer selects this option (“Installation Services Option”), Seller shall provide the services described below:

a)	assemble all Equipment components purchased as part of this Agreement; and

b)	mechanical and electrical start-up of the Equipment.

If Buyer selects the Installation Services Option, Buyer shall nevertheless be responsible for providing the following: site availability to Seller’s technician(s) for the installation; adequate storage area for Equipment components during installation; qualified labor (Seller recommends that a qualified maintenance mechanic and/or electrician be present and participate during the installation and start-up of the Equipment); all necessary pneumatic/electrical and other connections between Buyer’s plant and the control cabinet(s) of the Equipment (pre-wiring between the Equipment and the control cabinet(s) is included); any other utilities to the Equipment, such as air and water, which are required to complete the installation.

Seller’s warranty described in this Agreement shall not apply unless the Buyer has selected the Installation Services Option.

Schedule B	Page 17 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

4. Training of and Instructions for Buyer’s Personnel

If Buyer selects this option, Seller shall provide the following services described below (“Training Services Option”):

a) a technician to train and instruct Buyer’s personnel on the basic operation and maintenance of the Equipment for a period of eight (8) consecutive hours per day, excluding the first and last day which will include four (4) hours each day to allow for technician’s travel time. Therefore, the time spent on actual training shall be thirty-two (32) hours per week during normal working hours Monday through Friday. The total training period included herein shall be two (2) weeks. The Buyer’s personnel to be trained must be competent journeymen equipment operators. The training service option is based on consecutive training weeks commencing immediately at the completion of the machine installation. Should Buyer desire to utilize this service at any other time, this shall be agreed in advance with the Seller who reserves the right to charge for related travel expenses in accordance with Seller’s standard rates for field service in effect at that time if they exceed those calculated within the above allowance. Should Buyer desire to utilize the services of Seller’s technician(s) for any additional period, Buyer shall be responsible for the costs of such services and related expenses in accordance with Seller’s standard rates for field service in effect at that time.

Special Notice for Matic Machines: In order to gain the maximum benefit from the training sessions in which the Buyer’s operators may be exposed to new and unfamiliar box styles as well as a new machine and computer operating system, Seller recommends that the first week of training be devoted to manual set-ups. This approach should enable the operators to betterunderstand the reasoning behind the positioning and function of the various Equipment components while they become familiar with the Equipment.

ALL included training must be utilized by Buyer PRIOR to the conclusion of the warranty period defined elsewhere in this Agreement. Any training not utilized by the end of the warranty period shall be forfeited by Buyer and no refund issued.

Seller’s warranty described in this Agreement shall not apply unless the Buyer has selected the Training Services Option.

Schedule B	Page 18 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

5. Helpline Premium

Helpline Premium is a secured remote connection via the internet (more specifically, a VPN connection to the Buyer’s plant internal network) that will provide the Seller full monitoring access to all PLCs, drives and control systems of the Equipment. Should the Equipment experience a failure, Seller can then analyze / troubleshoot the situation and all available information in an effort to identify the reasons. Seller’s specialist can guide Buyer on-line through a process of defect analysis and provide advice for the correction of the defect. Such analysis may enable the Equipment to be restored to production without the need for Seller to dispatch a specialized technician to Buyer’s site. Should an on-site intervention be required, Helpline Premium helps ensure that the right technician is dispatched with the right spare parts. Seller shall use commercially reasonable efforts to provide a one-hour response time for any of Buyer’s connection requests. The Equipment includes the necessary hardware and software to make it ready for internet connectivity. However, in order for Buyer to implement Helpline Premium, Buyer must provide the following at Buyer’s expense: (i) Internet access with an upload data transfer rate equal to or faster than 256kbit/s; (ii) necessary infrastructure to connect the Equipment to Buyer’s LAN including, but not limited to: cables, Ethernet-hub etc.; and (iii) power outlet (110-230VAC/50-60Hz/Monophase 1A) dedicated to the RSSD (Remote Service System Device).

The initial Helpline Premium subscription is included as part of this Agreement and is available 24 hours a day, 7 days a week for the entire warranty period defined in this Agreement (the “Warranty Period”). At the conclusion of the Warranty Period, the Helpline Premium subscription shall automatically renew and remain in force unless Buyer notifies Seller in writing no later than thirty (30) days prior to the conclusion of the Warranty Period that Buyer chooses not to renew Helpline Premium upon conclusion of the Warranty Period. The annual price for Helpline Premium at the conclusion of the Warranty Period shall be at Seller’s list pricing in effect at that time.

It is understood by the parties hereto that when providing remote assistance, Seller’s personnel is not in a position to gain adequate information on the state of repair of the Equipment and under no circumstances can Seller’s personnel be expected to comment on the safety or otherwise of the Equipment. Should Seller nonetheless draw the attention of Buyer to a perceived safety issue, Buyer agrees not to use the Equipment until such time that adequate measures have been taken to ensure the safe operation of the Equipment.

By entering into this Agreement with Seller, Buyer agrees that Seller will provide services with the web, internet or other electronic medium, such as remote assistance and e-maintenance and Buyer further agrees that Equipment identified herein may be assisted and maintained remotely by Seller. Buyer further agrees that Seller may use the data provided to Seller pursuant to this Agreement for the purpose of providing the remote services.

Buyer agrees by signing this Agreement that Seller will be able to access Equipment data (“the Data”) and that Seller collects, stores, uses and discloses the data (only within its Group or its sub-contractors) necessary for the purposes defined above. Buyer agrees to the use of Buyer’s data in accordance with Seller’s “Data Privacy Protection Policy for Highway Products” which can be found on Seller’s website https://cssusa.Sellergroup.com/css/privacyterms/BGNAHighwayPrivacyPolicy.htm or, upon request, a copy will be sent by email, fax or mail. Buyer agrees that it is responsible for maintaining the confidentiality of passwords associated with any account used to access Helpline Premium.”

Schedule B	Page 19 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

General Terms and Conditions (“Terms and Conditions”) Attached To and Made a Part of the

Bobst North America Purchase Agreement (“Agreement”)

1. Definitions. “Seller” means Bobst North America Inc. and its parent, subsidiaries and affiliates. “Equipment” means all machinery, equipment, parts, accessories and attachments described in the Agreement or any other machinery, parts, accessories and attachments provided by Seller. Seller reserves the right to supply the Equipment from any of its manufacturing affiliates located throughout the world. The sale or furnishing of any replacements, additions, attachments, accessories or repairs to the Equipment which are made or delivered subsequent to the sale of the Equipment shall not cause or create any extension of the guarantees or warranties made herein with respect to the Equipment nor shall they change the effective date on which the Equipment is delivered by Seller. .

2. Payments and Taxes. Payments shall be made in United States currency by certified or bank check drawn against United States banks or wire transfer. If Buyer defaults in the payment of any amount due, Seller shall be entitled to collect interest thereon at the maximum legal rate. Buyer shall pay when due or reimburse Seller for all taxes, charges or fees imposed by any governmental entity, however designated, which may apply to any transaction covered by this Agreement.

3. Insurance; Delivery; Title; Risk of Loss; License; Storage; and Trade Compliance. Buyer shall be required to obtain and maintain an insurance policy in an amount equal to the unpaid balance of the purchase price, to cover all risks of loss and damage to the Equipment, which policy shall name Seller as an insured to the extent that its interest may appear. At Seller’s request, Buyer shall deliver a certificate from the insurance company certifying that such insurance is in effect and shall not be cancelled or revoked without fifteen (15) days prior written notice to Seller until the purchase price of the Equipment is paid in full. If the Equipment is located in the United States at the time the Agreement is signed, Seller’s obligation, unless stated otherwise in the Agreement, is to deliver the Equipment EXW place named in the Agreement (Incoterms 2010). If the Equipment is not located in the United States at the time the Agreement is signed, Seller’s obligation, unless stated otherwise in the Agreement, is to deliver the Equipment DAP port of destination named in the Agreement (Incoterms 2010). Furthermore, Buyer acknowledges that the delivery of Equipment may be subject to national and/or foreign laws and regulations governing imports/exports that may delay or even prevent delivery. In such case, Seller may stop the ordering and delivery process with immediate effect. Title shall pass upon delivery of the Equipment to Buyer at which time Buyer shall bear the risk of loss for the Equipment. If the Equipment includes any embedded or non-embedded software, firmware or other computer code (“Computer Code”), Seller grants Buyer and any subsequent owner of the Equipment a non-exclusive, royalty-free license to use the Computer Code solely in connection with the operation of the Equipment. If Buyer is not prepared to accept delivery of the Equipment upon notice that it is ready for shipment, Seller may store it in a warehouse at Buyer’s expense and risk, in the name of the Buyer or Seller. Such delivery to a warehouse shall constitute shipment and delivery of the Equipment to Buyer and the balance owed shall become immediately due and payable.

Buyer and Seller shall comply with all applicable trade laws and similar restrictions. Seller under no circumstance shall be held liable for negative consequences resulting from trade law violations by Buyer, such as:

– Buyer using the Equipment (i.e. hardware, software, technology) to engage in weapons of mass destruction or similar illegal activities;

– Buyer re-selling or otherwise transferring the purchased Equipment to criminal organizations and/or other sanctioned parties;

– Buyer violating any kind of trade laws or similar restrictions, including embargos, sanctions, export controls or customs laws.

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Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

In case this clause is violated by either party, the party being held liable for a violation shall indemnify the other party for any negative consequence suffered from such violation (i.e. penalties, fines, legal and court expenses), according to the degree of responsibility for the violation.

4. Buyer’s Responsibilities. Buyer shall be responsible for providing, at its cost and expense, the following: adequate clearance, floor loading capacity and elevator service, if required, for delivery of the Equipment to Buyer’s facility; all site preparation for the Equipment including, without limitation, sufficient floor load capacity, foundation, electrical service, wiring and utilities; environmental conditions including, without limitation, lighting, moisture control, air conditioning, heating and noise control required for the proper operation of the Equipment; competent journeymen operators for the Equipment; and permits/approvals for the delivery, installation and operation of the Equipment.

5. Security Agreement. To secure payment of any obligation of Buyer to Seller (including, but not limited to, Seller’s charges for service and parts for the Equipment or any other equipment), Buyer hereby grants Seller a security interest in the Equipment together with all parts, accessories, attachments, additions, accessions, substitutions, improvements and replacements thereto or thereof and all proceeds from insurance, sale or disposition. Buyer acknowledges that the Equipment is and shall remain personalty and will provide Seller with a landlord/owner waiver, in form acceptable to Seller, subordinating any rights of the landlord/owner in the Equipment to Seller’s rights in the Equipment.

6. Default and Remedies. The occurrence of any of the following shall constitute a default by Buyer: failure to make any payment when due; failure to comply with or perform any provision of this Agreement; false or misleading representations or warranties made or given by Buyer; assertion of any lien, levy or other judicial process against the Equipment or diminishment or impairment of Buyer’s rights in or to the Equipment; voluntary or involuntary commencement of any proceeding under which Buyer is subjected to or seeks relief under any bankruptcy, insolvency or receivership proceeding; any act of Buyer which results in the substantial reduction in the value of the Equipment or imperils the prospect of full performance or satisfaction of Buyer’s obligations hereunder; any modification to the Equipment without Seller’s written consent; if Buyer sells, encumbers or otherwise disposes of the Equipment while title thereto remains in Seller; or if Buyer is in default of any other obligation to Seller or any company affiliated with Seller. Upon any default by Buyer, and at the option of Seller, all sums payable under this Agreement and any other amount due Seller shall immediately become due and payable in full without notice or demand to Buyer and Seller shall have all the rights, remedies and privileges as are accorded to Seller by law including, without limitation, those pertaining to repossession, retention and sale of the Equipment and disposition of the proceeds. In addition, Seller may also enter, with or without legal process, into or upon the premises where the Equipment or any part thereof may be located and take possession of the Equipment, or render it unusable, or dispose of the Equipment (in such event Buyer agrees not to resist or interfere with Seller’s actions); or require Buyer to make the Equipment available to Seller at a place reasonably designated by Seller to enable Seller to dispose of the Equipment. If Seller exercises its option to retake the Equipment, it may resell the Equipment at public or private sale. The proceeds of sale shall be applied as follows: first to reimburse Seller for the fees, costs and expenses incurred, including reasonable counsel fees; next to pay Seller the unpaid balance of the purchase price or any other amount due Seller; and the surplus, if any, shall be paid to Buyer. Buyer shall remain liable to Seller for any deficiency. Seller shall be entitled to recover reasonable attorneys’ fees and all other fees, costs and expenses incurred by Seller if Buyer defaults or Seller is successful in defending a claim asserted by Buyer.

7. Buyer’s Credit and Third-Party Financing. If, in the judgment of Seller, Buyer’s financial condition has changed, Seller shall have the right to cancel the Agreement unless Buyer provides such additional security as Seller may require or makes full payment of the balance of the price. Such cancellation shall be without prejudice to Seller’s claim for damages. In the event Buyer elects to lease the Equipment or secure financing of the purchase price from a third party and such third party purchases and takes title to the Equipment from Seller for subsequent lease or conditional sale to Buyer, the obligations of Buyer to Seller under this Agreement shall continue in full force and effect and shall be enforceable in all respects as if Buyer had purchased the Equipment from Seller. In no event shall Buyer take by assignment from such third party any rights or remedies against Seller other than those contained herein.

Rev June 2018 (U.S.)	Page 21 of 26

Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

8. Safety Appliances and Pollution Control. The cost of all safety appliances and air and noise pollution control devices which are not expressly specified as part of the Equipment sold hereunder and the cost of compliance with all federal, state, local and other governmental electrical, safety, pollution, and sanitary codes and regulations (“Codes”) are not included in the purchase price hereunder and shall be borne by Buyer. Buyer shall provide all plans and specifications for the installation of any Equipment, which may be required on account of Codes. Buyer shall be responsible for ascertaining and complying with Codes and Seller shall not be liable for any damages resulting from non-compliance with Codes in the installation or use of the Equipment.

9. Occupational Safety and Health Act of 1970. Seller shall be responsible for compliance with the Occupational Safety and Health Act of 1970 as amended and any similar statute (“OSHA”) except that: (a) Buyer shall provide ladders, platforms and similar items and other equipment as required by OSHA and shall be liable therefor; (b) Seller shall not be liable for air pollution caused by use of the Equipment unless proper anti-pollution devices have been purchased from Seller for use with the Equipment and same are properly used and maintained, in which event Seller shall be responsible only as of the date of the Agreement and only to the extent that the use of the Equipment is in accordance with the use specified at the time of the purchase of such air pollution devices; (c) Seller shall not be liable for exceeding the noise limitations prescribed by OSHA when noise other than that created by the Equipment sold hereunder is a contributing factor to any violation or alleged violation by OSHA or when noise is created by the excessive wear of any part or parts of the Equipment or for Buyer’s failure to properly use or maintain same; and (d) wiring meets OSHA standards, which uses the National Electrical Code (NEC) as its basis, with the exception of areas which because of their technological nature, and or design functions are not addressed by the NEC. The Equipment is designed to the current state of the art and to Seller’s understanding meets the intent of the current OSHA requirements. If local (job site) OSHA inspection results in a different interpretation, Seller will provide technical assistance to Buyer in contesting such interpretation.

If Buyer is found in violation of OSHA upon an inspection of its premises by an authorized agent of the United States Government and such alleged violation resulted from the Equipment purchased pursuant to this Agreement, Seller, in its sole discretion, shall have the right to engineer and manufacture such modifications to the Equipment as may be necessary to cure such violation provided, however, that if Seller, in its sole discretion, determines that no violation of OSHA in fact existed, Seller shall have the right in the name of Buyer to appeal any such violation. Seller shall have no responsibility for a violation or alleged violation of OSHA if the Equipment is altered or modified by Buyer or if Buyer erects or installs any additions or accessories thereto, or fails to properly use or maintain same. Buyer warrants and will assume all expense for continuing maintenance, testing, and any other changes necessary to maintain compliance with the Occupational Safety and Health Act of 1970 and any other applicable laws and regulations.

10. “Performance”, “Operating”, and “Production” Speeds. Where reference is made in any specification provided by Seller to “performance” speed of the Equipment sold hereunder, “performance” speed is not to be confused with the (1) “operating” speed or (2) “average” (or “production”) speed of the Equipment and does not constitute a representation or warranty as to normal operating speed of the Equipment. The “performance” speed set forth in such specifications represents the maximum mechanical potential of the Equipment operating under optimum conditions. The “operating” speed means the actual running or operating speed under normal plant conditions and normal use. The “performance” (maximum) speed and “operating” (normal) speed of the Equipment are both dependent upon the quality, nature and consistency of the stock and other materials used on the Equipment, the level of competency of the personnel operating or supervising the operation of the Equipment, the humidity and temperature conditions in the pressroom and material storage room, and such other conditions as may exist at the premises where the Equipment is situated. The “average” or “production” speed of the Equipment will be influenced by the aforementioned factors at Buyer’s premises and also by start-up time, stops, normal downtime, interruptions and other on-site conditions at the plant where the Equipment is situated. Accordingly, the “average” or “production” speed will commonly be less than both the “performance” (maximum) and “operating” (normal) speeds of the Equipment.

11. Warranty. THE WARRANTIES PROVIDED FOR IN THIS PROVISION AND THE OBLIGATIONS AND LIABILITIES OF SELLER SET FORTH HEREIN ARE EXCLUSIVE AND IN LIEU OF AND BUYER HEREBY WAIVES ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE AND ALL OTHER REMEDIES AND LIABILITIES. The Buyer acknowledges and agrees that no other representations or warranties were made to or relied upon by Buyer.

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Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

A. Warranty For New Equipment. Provided Buyer complies with its obligations under the Agreement and that the Agreement provides for the Equipment to be installed under the supervision of Seller’s technician(s) and for Buyer’s personnel to be trained by Seller, Seller warrants that the components of the Equipment which have been manufactured by Seller shall, under normal use, be free of defects in material and workmanship for a period of one (1) year from the date the Equipment is delivered to Buyer’s facility. If Buyer claims, within the warranty period, that a defect exists, Seller reserves the right to demonstrate that there is no defect. If a defect exists, Seller’s sole responsibility shall be to repair or replace any defect during normal working hours or, at its option, Seller may rescind this Agreement and, in such event, Seller’s only obligation shall be to refund amounts previously paid by Buyer without interest upon Seller’s removal of the Equipment from Buyer’s facility. If Seller repairs or replaces a defective part, this shall not extend the term of the warranty. Rather, the warranty on the repaired or replaced part shall be for the then remaining period of the original warranty.

B. Warranty Limits and Disclaimer For Parts or Units Not Manufactured by Seller. Seller shall not be liable to Buyer for any breach of warranty or breach of contract on account of any defect in the Equipment or failure of the Equipment to operate properly where the cause thereof is attributable to a defect in the work, labor, services or materials employed in parts or integral units of the Equipment which are not manufactured by Seller. Component parts or integral units of the Equipment not manufactured by Seller are sold only under such warranty as the manufacturer of such parts or units may give to Seller and only to the extent enforceable by Seller on behalf of Buyer.

C. Warranty Disclaimer For Used Equipment. The warranties contained in this Agreement shall only apply to new equipment. If the Equipment or any part thereof is described as used, unless otherwise specifically provided for in writing signed by the Seller, USED EQUIPMENT IS SOLD “AS IS” AND “WHERE IS” and SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

Buyer must make a warranty claim within the one (1) year warranty period or thirty (30) days after such defect is first discovered, whichever comes first. Seller shall not be liable under any warranty if: (a) Buyer is in default of its obligations to Seller; or (b) Seller determines that the defect was caused by normal wear and tear, misuse, abuse, improper application, improper operation, improper maintenance, use of improper oils or lubricants, alteration, repair or modification, negligence in use, casualty, storage, handling or any other cause beyond the control of Seller. The remedies set forth herein shall be Buyer’s sole and exclusive remedies for any breach of warranty. If any samples, technical literature, illustrations, catalogues or other documents have been shown to Buyer, they shall not give rise to any express or implied warranty except to the extent that such warranties are specifically set forth in writing in this Agreement.

12. Limitation of Liability, Safety and Indemnification. In no event shall Seller be liable to Buyer, or to Buyer’s officers, employees or representatives, or to any third party, for any special, indirect, incidental or consequential damages including, but not limited to, loss of profit or revenues, loss of use of equipment, damage to associated equipment, cost of capital, cost of substitute products, facilities or service, or downtime costs. If Buyer is entitled to direct damages, Buyer acknowledges and agrees that in no event shall the direct damages exceed an amount equal to ten percent (10%) of the cost of the Equipment or services upon which the claim for damages is based. Buyer assumes all risks and liabilities for any loss, damage or injury to persons, property, or the environment arising out of, connected with or resulting from the use or subsequent sale of the Equipment, either alone or in combination with other products. Buyer expressly agrees that the remedies granted to it in this Agreement are Buyer’s sole and exclusive remedies with respect to any claim of Buyer arising under and/or related to the Equipment and this Agreement. During the life of the Equipment, Buyer agrees to provide to all Equipment users (including its own employees and independent contractors) all of Seller’s safety information as contained in warnings, instructions and owner’s manuals, and to adequately train all users in the safe use and maintenance of the Equipment including, but not limited to, use of safety features of the Equipment such as guards and interlocks. Buyer agrees to defend, indemnify and hold Seller harmless from and against all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) to the extent that they relate to or have been caused by Buyer’s failure to comply with the provisions of this Agreement or Buyer’s negligence.

13. Patents. If any claim is asserted or action commenced against Buyer based upon a claim that the Equipment or any part thereof manufactured or sold by Seller constitutes an infringement of any U.S. Letters Patent or Trademark, Buyer shall give immediate notice thereof to Seller. Seller shall have the exclusive right, at its own expense, to conduct any litigation and/or settlement negotiations with respect to such claim or action. However, Buyer shall render all reasonable assistance required by Seller in the defense of the claim or action. Subject to the conditions and limitations set forth below, Seller shall pay such portion of the damages awarded against Buyer in such action as are allocable to the infringing Equipment or parts manufactured or sold by Seller, to the exclusion of any damages awarded for the use of such Equipment or part. In no event shall Seller’s liability to Buyer exceed the purchase price of the infringing Equipment or part. If the Equipment or any part thereof manufactured or sold by Seller is held to be an infringement in such action, and the use thereof is enjoined or if, as a result of a claim or settlement, Seller deems the continued use thereof inadvisable, Seller may, at its sole option and expense, (a) procure for Buyer the right to continue using said Equipment or parts, (b) replace said Equipment or parts with non-infringing equipment or parts, (c) modify said Equipment or parts so that they are no longer infringing, or (d) refund the purchase price of the Equipment or parts, without interest, less reasonable depreciation and remove the Equipment or parts from Buyer’s place of business. The obligations of Seller set forth in this Section shall be null and void and Seller shall have no liability whatever to Buyer on account of any judgment, award or damages suffered by Buyer arising out of such claim or action, if (a) Buyer does not give immediate notice to Seller of such claim or action, (b) Buyer does not render all assistance reasonably required by Seller in the defense of such action or claim, (c) Buyer interferes with Seller’s defense thereof, (d) the Equipment or any part thereof has been changed or altered, has been combined with equipment or parts not manufactured by Seller, or has not been used in accordance with Seller’s specifications, or (e) the Equipment, or any part thereof, was manufactured by Seller in accordance with Buyer’s designs, blueprints, samples, or specifications, in which case Buyer shall defend, indemnify and hold harmless Seller from any and all expenses (including reasonable counsel fees), injuries or loss arising out of any claims or actions related to the manufacture, use or sale thereof. THE FOREGOING SETS FORTH THE SELLER’S ENTIRE LIABILITY FOR PATENT OR TRADEMARK INFRINGEMENT INVOLVING THE EQUIPMENT OR ANY PART THEREOF. Nothing in this Agreement shall be deemed to grant any license or right to Buyer, express or implied, under any patents or patent application, design patent or trademark owned or controlled by Seller.

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Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

14. Specifications/Documents. The specifications and all other documents supplied pursuant to and in connection with this Agreement are the property of Seller and are being made available to Buyer on a non-exclusive basis as long as Buyer owns the Equipment. The specifications and documents shall not be used by Buyer in any manner for manufacture or for the purchase or other acquisition of similar equipment from any competitor of Seller nor will Buyer display, exhibit, or otherwise make available such specifications and documents to any competitor of Seller or third party without Seller’s prior written approval.

15. Adjudication of Disputes, Service, Applicable Law and Limitation of Actions. Any controversy or dispute between the parties shall be governed by and construed in accordance with the laws of the State of New Jersey and, unless an alternative jurisdiction is selected by Seller, shall be adjudicated exclusively in the State Courts of the State of New Jersey. Unless Seller selects a different jurisdiction, Buyer consents to the exclusive jurisdiction of the State Courts of the State of New Jersey. Service of process by certified or registered mail, return receipt requested, shall be sufficient to commence suit and Buyer waives any right to personal service of process. BUYER AND SELLER AGREE TO WAIVE THE RIGHT TO TRIAL BY JURY. Provided, however, if Seller so directs, any controversy or claim arising out of or related to this Agreement or the performance or breach thereof shall be resolved by binding arbitration, in which event the following conditions shall apply: the arbitration shall be conducted by JAMS/ENDISPUTE or such other alternate dispute resolution (“ADR”) provider as may be agreed upon by the parties (the “ADR Service Provider”); there shall be one arbitrator; the arbitrator shall decide the dispute applying the laws of the State of New Jersey; the arbitration shall take place in the State of New Jersey at a location selected by Seller; the arbitration shall be conducted in accordance with the ADR Service Provider’s then current rules for arbitration of business disputes; the parties shall be entitled to reasonable discovery (if the parties cannot agree upon the guidelines for discovery, the guidelines shall be determined by the arbitrator); the decision of the arbitrator shall be binding and conclusive; judgment on the decision of the arbitrator may be entered in the highest court of any forum, federal or state, having jurisdiction; and the arbitrator is not empowered to award damages in excess of the compensatory damages permitted by the Agreement and each party hereby irrevocably waives any right to recover such other damages. If the parties cannot agree upon the arbitrator, the arbitrator shall be selected from a list of at least six (6) arbitrators provided by the ADR Service Provider in accordance with the following procedure: each party shall rank the arbitrators on the list by number, with one being the highest rank; the arbitrator with the best ranking (i.e., the lowest combined number ranking) shall be the arbitrator; and if two have the same ranking, the ADR Service Provider shall select one of the two. Nothing contained herein shall prevent a party from applying to a court having jurisdiction for emergent equitable relief. Unless a longer period is provided for elsewhere in this Agreement, any action or proceeding by Buyer against Seller, including any claim for Seller’s breach of contract or breach of warranty, must be commenced within one (1) year after Buyer knew or should have known about the cause of action, whichever occurs first.

16. Finish. The Equipment shall be finished in the manufacturer’s standard finish, unless otherwise agreed to by the parties at the time of execution of this Agreement and specified herein.

17. Miscellaneous. The parties specifically exclude the provisions of the United Nations Convention On Contracts For the International Sale of Goods. Section headings are for convenience only and shall not be used to interpret or change the provisions of this Agreement. This Agreement shall be construed in accordance with its plain meaning and not against either party as the drafting party. This Agreement constitutes the entire understanding and agreement between the parties. All oral understandings, agreements, representations or warranties between Seller and Buyer have been superceded and replaced by this Agreement. No alterations, modifications, deletions, additions or changes in or to this Agreement, whether by Buyer’s purchase order or otherwise, shall be binding unless embodied in a writing signed by both parties. Buyer shall not assign this Agreement without Seller’s prior written consent. Seller’s failure at any time to insist upon strict performance of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of any term or condition. Seller may assign the payments due under this Agreement. Upon notice from the Seller that all or any of the payments have been assigned (the “Assignment Notice”), Buyer will make the payments so assigned to the assignee as directed by the Assignment Notice. In the event of such assignment, Buyer acknowledges and agrees that: (i) it will look solely to the Seller for the performance of Seller’s obligations under the Agreement; (ii) the right of the assignee to receive and the Buyer to make all assigned payments, shall not be subject to any defense, set-off or counterclaim; and (iii) it will execute and deliver such other documents as may be reasonably requested by Seller or the assignee to implement such assignment and/or evidence Buyer’s consent to such assignment. If any provision contained in this Agreement is held to be invalid or unenforceable, such provision shall, if possible, be reformed and construed in such manner that it will, to the maximum extent practical, be deemed to be valid and enforceable. If that is not possible, the provision shall be deemed omitted and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Seller shall not be liable for any costs, expenses or damages or be deemed to be in default of this Agreement as a result of any delay in performance including, but not limited to, a delay caused by any act of God, labor problem, act of a governmental entity, accident, unavailability or delay in obtaining labor, parts or equipment, terrorism or any cause beyond Seller’s control. If there is any conflict between a provision in the Terms and Conditions and a provision found elsewhere in this Agreement, the provision found in the other portion of this Agreement shall control. Notices and consents required by this Agreement shall be in writing and sent by certified mail, return receipt requested, or by recognized overnight courier with a copy, if possible, sent by facsimile. This Agreement shall, when signed by Buyer or otherwise adopted by Buyer, constitute Buyer’s offer to buy the Equipment. An authorized officer of Seller must accept the offer in writing in order to create a binding agreement. Without limiting the generality of the foregoing, acceptance of a deposit or other payment from the Buyer shall not constitute acceptance by the Seller. Unless otherwise specifically agreed in writing by the parties, Seller’s acceptance is expressly made conditional on Buyer’s acceptance of the terms and conditions contained in this Agreement and no others. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in PDF format via email shall constitute effective execution and delivery of this Agreement by the parties and shall have the same force and effect as delivery of original signatures and that each party may use such electronic or facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

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Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

Technical Data Sheet

This Technical Data Sheet is an integral part of the above proposal number (the “Agreement”) and must be completed in full by Buyer and returned to Seller within the timeframe stated in the Agreement. The Technical Data Sheet can be sent to Seller via regular mail, fax or e-mail to:

Bobst North America 146 Harrison Avenue Roseland, NJ 07068 USA		Tel: 1-888-226-8800 Fax:1-800-219-6656 E-mail: sales.us@bobst.com

1.	Contact Information

a)	Preliminary installation info should be sent to: (Please include individual’s title)

b)	Buyer’s bill-to contact and address:

c)	Buyer’s contact for coordinating machine delivery:

d)	After installation, Buyer’s primary contact will be:

2. Electrical Specifications

Important: The voltages should be measured at the anticipated machine location. (Seller suggests four (4) days of voltage recording at the power source (eg, Thursday, Friday, Saturday and Monday).

If, at the time of the installation, it is determined that a transformer is required due to actual voltage characteristics, such transformer shall be at the Buyer’s expense.

a. Three Phases Main

Voltage measured between phases:	3x ________ V 60 Hz
Actual reading at power source:	3x ________ V 60 Hz
Maximum voltage:	3x ________ V 60 Hz
Minimum voltage:	3x ________ V 60 Hz

b. Single Phase Lighting, AC, Etc.

Voltage measured:	1x ________ V 60 Hz

Does your main have occasional power failures or micro-failures?

HELPLINE

Contact information for connection via internet:

Name: ______________________________

Phone no: ___________________________

E-mail address: _______________________

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Premier Packaging Corp. Victor, NY Expertfold 110 G	Proposal No. 181127D December 7, 2018

3. Delivery Information - Plant Layout - Floor Conditions

Please answer all questions carefully. Seller is not responsible for any costs incurred by Buyer to modify plant conditions in order to accept delivery of the equipment.

a)	Is there a loading dock? It not, describe plant entry conditions.

b)	What is height of loading dock?

c)	What is height and width of plant door at loading dock?

d)	Are there any other interior doors through which the equipment will need to pass? If so, give dimensions of each:

e)	Will equipment be installed on ground floor?

f)	If installation site is not on ground floor or is unusual in any way, describe site location and conditions.

g)	What is the approximate distance from plant door at loading dock to the installation site?

h)	What is the lowest ceiling height leading to installation site?

i)	Does any equipment need to be moved in order to reach site?

j)	Are there any tight curves or limited access points leading to installation site? If so, describe:

k)	Is there space next to installation site that can be used as a staging area and, if so, what is size (sq ft) of such area?

l)	Are there sufficient dumpsters available for disposal of crating?

m)	What type of floor leads up to the installation site (concrete, wood, painted or other)

n)	Is thickness of floor described in (m) less than six inches (6”)? If so, how thick?

Printed Name of Buyer Representative	Signature of Buyer Representative

Date: ________________

Technical Data Sheet	Page 26 of 26